Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172020, 333-140083 and 333-222724 on Form S-8 and Registration Statement No. 333-249642 on Form F-3 of our reports dated September 25, 2023, relating to the financial statements of New Oriental Education & Technology Group Inc. and the effectiveness of New Oriental Education & Technology Group Inc.’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended May 31, 2023.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

September 25, 2023